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                                                                     Exhibit 4-k
                               Form of Tax Opinion

                                 (212) 450-4000


                                                             [Closing Date]


BellSouth Telecommunications, Inc
675 West Peachtree Street, N.E.
Atlanta, Georgia 30375
(404) 927-1909

                     Re: BellSouth Telecommunications, Inc.
                         Extendible Liquidity Securities

Dear Sirs:

         We have acted as special tax counsel for BellSouth Telecommunications, Inc. (the "COMPANY") in connection with the offering of $1,800,000,000 of the Company's Extendible Liquidity Securities (the "EXLS"). We hereby confirm the opinion (the "OPINION") set forth under the caption "United States Federal Income Taxation" in the prospectus supplement dated December 7, 2000 (the "PROSPECTUS SUPPLEMENT") to the Company's prospectus dated May 12, 1999. As stated in the Prospectus Supplement, it is our opinion that it is more likely than not that an election to extend the maturity of all or any portion of the principal amount of the EXLs in accordance with the procedures described in the Prospectus Supplement will not be a taxable event for U.S. federal income tax purposes.

         We hereby consent to the use of our name under the caption "United States Federal Income Taxation" in the Prospectus Supplement. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

                                    Very truly yours,